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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF
                                 AUTOCYTE, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

      AutoCyte, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      At a meeting of the Board of Directors of the Corporation the following resolutions were duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments. The resolutions setting forth the amendments are as follows:

      RESOLVED: That Article FOURTH of the Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following Article FOURTH is inserted in lieu thereof:

            FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Million Four-Hundred and Twenty-Five Thousand (30,425,000) shares consisting of Twenty Million Five-Hundred Thousand (20,500,000) shares of common stock, par value $0.01 per share ("Common Stock"), and Nine Million Nine Hundred and Twenty Five Thousand (9,925,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").
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A.  COMMON STOCK

      1. General. The voting, liquidation and dividend rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

      2. Voting Rights. Subject to the rights and preferences of any then outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation. There shall be no cumulative voting.

      3. Liquidation Rights. Subject to the rights and preferences of any then outstanding Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders.

      4. Dividends. Subject to the rights and preferences of any then outstanding Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of the funds lawfully available therefor.

B.    PREFERRED STOCK

      1. Designation. Nine Million Nine Hundred and Twenty Five Thousand (9,925,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

      2. Liquidation Rights.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $1.00756 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution


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of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            (b) All of the preferential amounts to be paid to the holders of the Series A Preferred Stock pursuant to this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Junior Stock in connection with such liquidation, dissolution or winding up. After payment or the setting apart of payment of all preferential amounts required to be paid to the holders of the Senior Preferred Stock, Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, all remaining assets of the Corporation available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed among the holders of shares of Common Stock and any other class or series of stock entitled to participate in liquidation distributions with the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each (assuming conversion into Common Stock of all such shares).

            (c) A consolidation or merger of the Corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock elect not to treat any of the foregoing events as a liquidation, dissolution or winding up by giving written notice thereof to the Corporation at least fifteen (15) days prior to the effective date of such event. If such notice is given, the provisions of Section 3(d)(ii) shall apply. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

      3. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00756 by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $1.00756 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible) as hereinafter provided.

            (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of the sale of shares of Common Stock for the account of the Corporation, at a price per share which exceeds 500% of the then effective Conversion Price, in a firm


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commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Corporation of not less than $30,000,000.

            (c) Mechanics of Conversion.

                  (i) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name or names of the nominees of such holder in which he wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.


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                  (iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (d) Adjustments to Conversion Price for Diluting Issues:

                  (i) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

                        (1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue additional shares of Common Stock in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

                        (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (ii) Adjustment for Merger or Reorganization. Subject to
Section 2(c), in case of any consolidation or merger of the Corporation with or into another Corporation or the conveyance of all or substantially all of the assets of the Corporation to another Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section B of Article FOURTH with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

            (e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of


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this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

            (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

            (g) Notices of Record Date. In the event (i) that the Corporation fixes a record date for the purpose of determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) of any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the stockholders of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

            (h) Termination of Dividends. The conversion of the Series A Preferred pursuant to the provisions of this Section 3 shall terminate the right of the holders thereof to receive, and of the Corporation's obligation to pay, any and all accrued but undeclared and unpaid dividends with respect to such shares of Series A Preferred Stock then being converted, but shall not extinguish the right to receive any unpaid dividends which have been declared.

      4. Redemption.

            (a) On the 22nd day of November in each of 2001, 2002 and 2003 (collectively, the "Redemption Dates" and individually, each a "Redemption Date"), each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem up to 33.3%, 50% and 100%, respectively, of the shares of Series A Preferred Stock held by such holder on such date, or such lesser number of shares of Series A Preferred Stock as the holder


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may determine; provided, however, that on each Redemption Date following the first Redemption Date, in addition to any shares of Series A Preferred Stock then eligible for redemption, each holder of Series A Preferred Stock, may require the Corporation to redeem any shares of Series A Preferred Stock such holder could have previously required, but elected not to require, the Corporation to redeem on any prior Redemption Date. Any holder desiring to exercise the redemption right granted herein (a "Requesting Holder") shall provide written notice to the Corporation setting forth the number of shares to be redeemed and designating the date, which shall not be less than 60 days following the date of such notice, on which the redemption is to occur (the "Redemption Date"). On the Redemption Date and upon a holder's surrender of his or its certificates representing shares to be redeemed, the redemption price shall be paid by the Corporation in cash in an amount equal to $1.00756 per share (subject to adjustment as indicated in the next sentence), plus an amount equal to all accrued but unpaid dividends payable thereon (the "Redemption Price"). The Redemption Price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

            (b) Within five days following its receipt from a Requesting Holder of a notice of intent to exercise redemption rights pursuant to Section 4(a), the Corporation shall provide each holder of Series A Preferred Stock, other than the Requesting Holder, with a written notice (addressed to the holder at its address as it appears on the stock transfer books of the Corporation) containing an offer to redeem shares of Series A Preferred Stock as provided above, which notice shall specify the applicable Redemption Price. Each holder of Series A Preferred Stock, other than the Requesting Holder, will have until 10 days prior to the Redemption Date to provide the Corporation with written notice of such holder's acceptance of the redemption offer, which notice shall specify the number of shares to be redeemed. All notices or offers hereunder shall be sent by first class or registered mail, postage prepaid, and shall be deemed to have been provided when mailed.

            (c) In the event that any holder of Series A Preferred Stock, other than the Requesting Holder, does not provide the Corporation with written notice of the holder's acceptance of the redemption offer on or before the date 10 days prior to the applicable Redemption Date, the Corporation shall have no obligation to redeem any shares of Series A Preferred Stock of such holder on the applicable Redemption Date.

            (d) Notwithstanding the foregoing, the Corporation's obligation to redeem shares of Series A Preferred Stock on the Redemption Date shall be waived if the holders of a majority of the then outstanding shares of Series A Preferred Stock shall request such waiver by written notice given to the Corporation at least ten days prior to such Redemption Date. The Corporation shall immediately notify all holders of Series A Preferred Stock of any such waiver and shall not be required to redeem the shares of Series A Preferred Stock of any holder of Series A Preferred Stock on such Redemption Date.

            (e) On or prior to the Redemption Date, unless waived pursuant to
Section 4(d), the Requesting Holder and each other holder of Series A Preferred Stock accepting the Corporation's redemption offer shall surrender his or its certificate or certificates representing the shares to be redeemed, in the manner and at the place designated in the


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Corporation's redemption offer. If less than all shares represented by such certificate or certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares. From and after the Redemption Date, unless there shall be a default in payment of the Redemption Price, all rights of each holder with respect to shares of Series A Preferred Stock redeemed on the Redemption Date shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Series A Preferred Stock shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly. Nothing herein shall prevent or restrict the purchase by the Corporation, from time to time, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine subject to the provisions of applicable law.

            (f) For the purpose of determining whether funds are legally available for redemption of shares of Series A Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on the Redemption Date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series A Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the number of shares of Series A Preferred Stock held by each holder accepting the Corporation's redemption offer. The redemption requirements provided hereby shall be continuous, so that if on the Redemption Date such requirements shall not be fully discharged, without further action by any holder of Series A Preferred Stock, funds legally available shall be applied therefor until such requirements are fully discharged.

      5. Voting Rights.

            (a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), as of the recorded date for each meeting of stockholders of the Corporation (or as of the date of each written action of stockholders in lieu of a meeting) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or in Section 5(b), holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

            (b) The holders of the Series A Preferred Stock, voting separately as a class, initially shall be entitled to nominate and elect two (2) members of the Board of Directors of the Corporation, but in no event less than that number of directors constituting at least 40% of the total number of directors. One of the directors initially elected by the holders of the Series A Preferred Stock shall be designated by Ampersand Specialty Materials and Chemicals III Limited Partnership and Laboratory Partners II Limited Partnership, and one of the directors elected by the holders of the Series A Preferred Stock shall be designated by Sprout Capital VII, L.P. The holders of Series A Preferred Stock shall have the right to nominate and elect a third member of the Board of Directors, subject to the approval of the holders of a majority of the outstanding shares of Common Stock of the Corporation, provided that such director shall not be an employee of the Corporation. At any meeting held for the purpose of electing directors, the


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presence in person or by proxy of the holders of the majority of the shares of
Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the purpose of electing directors by holders of the Series A Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock.

      6. Dividend Rights.

            (a) The Corporation shall not declare or pay any distributions (as defined below) on shares of Common Stock until the holders of the Series A Preferred Stock then outstanding shall have first received, or simultaneously receive, a distribution on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

            (b) For purposes of this Section 6, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

      7. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

      RESOLVED: That Article NINTH of the Certificate of Incorporation be and hereby is amended by adding the following language as a second paragraph:

            The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify and reimburse each of its Directors and officers for any and all obligations, liabilities and expenses, including but not limited to attorneys' fees and expenses and the expense of investigation incurred, and advance all such expenses to such Directors and officers, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against such Directors and officers in connection with their service as a Director, officer, employee or agent of the Corporation or in connection with their service at the request or on behalf of the Corporation as a director, officer, employee, agent, trustee or fiduciary of any other corporation, partnership, joint venture, trust or other enterprise (as defined in Section 145 of the Delaware General Corporation Law).


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      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 22nd day of November, 1996.

                                 AUTOCYTE, INC.

                                          By: /s/ Ernest A. Knesel, Jr.
                                              -------------------------------
                                          Name: Ernest A. Knesel, Jr.
                                          Title: President


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